Exhibit 19.1

AMPHENOL CORPORATION
Insider Trading Compliance Policy

Amphenol Corporation (together with its subsidiaries, the “Company”) seeks to promote a culture that encourages ethical conduct and a commitment to compliance with the law. We require our personnel to comply at all times with federal law governing insider trading. This policy sets forth procedures designed to provide reasonable assurance that our personnel will avoid undue legal risk associated with securities trading activity.

Persons Covered

You must comply with this policy if you are:

●	a director, officer or employee of the Company;
●	an entity controlled by a director, officer or employee of the Company;
●	a contractor, consultant or other person designated by the Company; or
●	a household member of any of the foregoing persons.

Policy Statement

You must not:

●	purchase or sell any security in breach of a duty of trust or confidence while you possess material nonpublic information about the security, whether issued by the Company or by any other company;
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this includes purchasing or selling any security of any other company while you possess material nonpublic information about that business that you obtained during your employment by or service with the Company;

●	directly or indirectly communicate material nonpublic information to anyone outside the Company, unless you follow the Company’s policies regarding confidential information; or
●	directly or indirectly communicate material nonpublic information to anyone within the Company except on a need-to-know basis.

For this purpose:

●	“securities” includes stocks, bonds, notes, debentures, options, warrants, equity and other convertible securities, as well as derivative instruments;

●	“purchase” includes not only the actual purchase of a security, but also any contract to purchase or otherwise acquire a security;
●	“sale” includes not only the actual sale of a security, but also any contract to sell or otherwise dispose of a security;
●	“material” means likely to have a significant effect on the market price of the security (also understood to mean a substantial likelihood that a reasonable investor would consider the information important in making an investment decision); and
●	“nonpublic” means not broadly disseminated to the general public so that investors have been able to factor the information into the market price of the security. See Annex A hereto for further information about material nonpublic information.

To understand how these terms apply to specific circumstances, or for any other questions about this policy, you should consult with the Company’s General Counsel.

If you are unsure whether a proposed transaction is allowed under this policy and the U.S. laws governing insider trading, you should follow a good rule of thumb: when in doubt, do not trade.

Quarterly Blackout Periods

The Company’s General Counsel will designate a list of persons who (with their controlled entities and household members) must not trade any security of the Company during any blackout period. The list of persons subject to blackout periods shall, at a minimum, include the Company’s directors and officers (as defined in Rule 16a-1(f)).

The quarterly blackout period:

●	begins on the 21st calendar day before the end of any fiscal quarter of the Company; and
●	ends after completion of two trading days after the earnings release for that quarter.

For example, based on existing Company practice, if the Company were to issue its earnings release on Wednesday at 8:00 a.m. Eastern Time (i.e., prior to the stock market opening at 9:30 a.m. Eastern Time), then the blackout period would terminate after the close of trading on Thursday and trading could begin when the market opens on Friday.

Additional Blackout Periods

From time to time, the Company’s General Counsel may determine that an additional blackout period is appropriate. Persons subject to an additional blackout period must neither trade any security of the Company nor disclose that an additional blackout is in effect.  If you become subject to any additional blackout period, you will be notified by the General Counsel.

Transactions Exempted from Blackout Restrictions

The blackout restrictions do not apply to:

●	transactions directly with the Company (i.e., not a market transaction);
●	exercises of stock options or other equity awards or the surrender of shares to the Company in payment of the exercise price or in satisfaction of any tax withholding obligations in a manner permitted by the applicable equity award agreement, or vesting of equity-based awards, in each case, that do not involve a market sale of the Company’s securities;
o	a broker-assisted “cashless exercise” of a Company stock option or other equity award does involve a market sale of the Company’s securities, and therefore would not qualify under this exception; or
●	bona fide gifts of the Company’s securities, unless the individual making the gift knows, or is reckless in not knowing, the recipient intends to sell the securities while the donor is in possession of material nonpublic information about the Company.

The Company’s Chief Executive Officer, Chief Financial Officer, Senior Vice President, Human Resources, and the General Counsel (each, a “Compliance Officer” and, collectively, the “Compliance Officers”) or, in the case of directors, the Board of Directors of the Company (the “Board”), may approve additional exceptions to the blackout restrictions.

Pre-Clearance of Trades

The General Counsel will designate a list of persons who (with their controlled entities and household members) must pre-clear each trade in any security of the Company. The list of persons subject to pre-clearance shall, at a minimum, include the Company’s directors and officers (as defined in Rule 16a-1(f)).

To submit a pre-clearance request, you must:

●	contact the General Counsel (or, in his absence, any other Compliance Officer) in advance of the proposed transaction;
●	describe your proposed transaction, the proposed date of the transaction and the amount of securities involved; and
●	certify that you do not possess material nonpublic information.

Pre-clearance approval:

●	may be granted or withheld in the sole discretion of the Compliance Officers;

●	remains subject to the requesting person’s independent obligation to confirm that the requesting person does not possess material nonpublic information;
●	will not constitute legal advice that a proposed transaction complies with applicable law;
●	will not result in liability to the Company or any other person (including the Compliance Officers) if delayed or withheld; and
●	is not required for transactions under a previously approved Rule 10b5-1 trading plan.

Rule 10b5-1 Trading Plans

The Company does not permit any director, officer or employee to enter into a trading plan that satisfies the conditions of Rule 10b5-1. This restriction does not apply to the Company to the extent the use of such 10b5-1 trading plan complies with applicable law.

Prohibited Transactions

You may not engage in:

●	short sales of the Company’s securities, which refers to sales of shares that you do not own at the time of sale or do not deliver within 20 days after the sale;
●	options trading involving the Company’s securities, including puts, calls, or other derivative securities on an exchange, an over-the-counter market, or any other organized market;
●	hedging transactions involving the Company’s securities, such as prepaid variable forward contracts, equity swaps, collars, or other transactions that hedge or offset any decrease in market value of the Company’s equity securities; and
●	pledging Company securities as collateral for a loan, purchasing Company securities on margin (i.e., borrowing money to purchase the securities), or placing Company securities in a margin account.

Post-Termination Transactions

If you possess material nonpublic information when your service with the Company terminates, you may not trade until that information has become public or is no longer material.

Policy Administration

The General Counsel has authority to interpret and implement this policy. This authority includes interpreting or waiving the terms of the policy, to the extent consistent with its general purpose and applicable securities laws. The other Compliance Officers will administer the policy as it applies to any covered activity by the General Counsel, including pre-clearance of trades by the General Counsel.

Certification of Compliance

You may be asked periodically to certify your compliance with the terms and provisions of this policy.

Annex A

Material Nonpublic Information

Whether a fact is material depends upon the circumstances. A fact is considered “material” if there is a substantial likelihood that a reasonable investor would consider it important when making a decision to buy, sell, or hold a security or where the fact is likely to have a significant effect on the market price of the security. Material information can be positive or negative, and can relate to virtually any aspect of a company’s business or to any type of security, debt or equity. Moreover, material information does not have to take the form of an internal fact about a company’s business. For example, the contents of a forthcoming press article about a company or its prospects that is expected to affect the market price of the company’s stock can be material, even though the company is not involved in writing the article or acting as a source for information in the article. Also, information that something is likely to happen in the future—or even just that it may happen—could be deemed material.

Examples of material information may include (but are not limited to) information about:

●	corporate earnings or earnings forecasts;
●	dividends;
●	possible mergers, acquisitions, tender offers, or dispositions;
●	major new products or product developments;
●	important business developments, such as developments regarding strategic collaborations;
●	management or control changes;
●	significant financing developments, including pending public sales or offerings of debt or equity securities;
●	defaults on borrowings;
●	bankruptcies;
●	cybersecurity or data security incidents; and
●	significant litigation or regulatory actions.

In order for information to be considered “public,” it must be widely disseminated in a manner that makes it generally available to investors in a Regulation FD-compliant method, such as through a press release, a filing with the U.S. Securities and Exchange Commission or a Regulation FD-compliant conference call. The Compliance Officers shall have sole discretion to decide whether information is public for purposes of this policy.

The circulation of rumors, even if accurate and reported in the media, does not constitute public dissemination. In addition, even after a public announcement, a reasonable period of time may need to lapse in order for the market to react to the information. Generally, the passage of two trading days following release of the information to the public, is a reasonable waiting period before such information is deemed to be public.